EXHIBIT 99.1

Jones Soda Reports Second Quarter 2022 Results

– Eighth Consecutive Quarter of Year-Over-Year Revenue Growth –

– Initial Mary Jones Cannabis Product Launch Beats Internal Expectations and Generates Enthusiastic Consumer Feedback and Demand –

SEATTLE, Aug. 04, 2022 (GLOBE NEWSWIRE) -- Jones Soda Co. (CSE: JSDA, OTCQB: JSDA) (“Jones Soda” or the “Company”), the original craft soda known for its unconventional flavors and user-submitted photo labels, announced its financial results for the second quarter ended June 30, 2022.

Second Quarter 2022 Financial Highlights vs. Year-Ago Quarter

  Revenue increased 35% to $6.0 million compared to $4.5 million.
  Gross profit as a percentage of revenue was 28.0% compared to 31.3%.
  Net loss was $1.4 million, or $(0.02) per share, compared to a net income of $0.3 million, or $0.00 per share.
  Adjusted EBITDA1 was $(1.1) million compared to $0.4 million. Adjusted EBITDA included approximately $1.2 million in expenses related to the development and roll-out of the Company’s new cannabis products during the second quarter of 2022.

Management Commentary

“We continued to capitalize on the strong momentum we started the year with, resulting in our eighth consecutive quarter of year-over-year revenue growth,” said Mark Murray, President and CEO of Jones Soda. “Our core bottled soda business was the main driver behind our solid sales results, where we saw continued strength in our retail and alternative channels throughout the quarter. While we experienced modest year-over-year margin compression mostly due to a combination of product mix and inflationary pressures, we remained in-line with our internal expectations for this quarter. I am very proud of our team’s ability to adapt under a dynamic macro-environment and continue to execute on our three-year strategic turnaround plan.

“Our strong sales performance continues to validate the three-year plan we implemented in late 2020. We continue to improve the health of our business by supporting and growing our core retail presence, while also opening new points of distribution in alternative channels. Through deeper engagement with existing relationships and several additional distribution agreements in these new channels, our customer base is larger, more diversified, and we believe more sustainable. We will continue to support this progress with a strong focus on improving our product mix and ensuring we have the right products on customers’ shelves at the right times. In addition, our marketing team continues to drive velocity and deliver high returns on our marketing investments. With a special release flavor set to debut in the coming months and our AR labels driving higher engagement rates within the Jones Soda community, we believe our sales and marketing strategies continue to define the Company and strategically position us for long-term, profitable growth across all our channels.

“I am also pleased to report that we are receiving overwhelmingly positive feedback from our initial Mary Jones cannabis launch. Having secured strong manufacturing and distribution partnerships during the second quarter of 2022, we believe we are in an excellent position to fulfill the anticipated high demand we have already begun generating. Our attention-grabbing launch sets the stage for more exciting products scheduled to be released in the coming months. We believe our full cannabis product portfolio featuring our 100mg beverage and innovative format edibles will help improve our sales margins, while satisfying consumer and retail demand for products with higher potency, portability and versatility. We intend to continue to establish our position within the cannabis space by expanding into new markets and further developing the Mary Jones brand into a household name.

“With the strong foundation that we have built in our core soda business and the foothold we hope to secure in the cannabis market, we expect to continue executing on our turnaround strategy for the remainder of the year. Although the macro-economy can be unpredictable and we are keeping a close eye on consumer demand in an inflationary environment, we remain committed to executing upon initiatives within our control. We will continue to support our growth in alternative channels, develop new and innovative flavors that engage with the Jones Soda community, and capitalize on the momentum we are generating with the launch of Mary Jones. As we work to further establish Jones Soda as a leading craft soda and cannabis company, the expansion of the Jones brand and the realization of value back to our shareholders remains our highest priority.”

Second Quarter 2022 Financial Results

Revenue in the second quarter of 2022 increased 35% to $6.0 million compared to $4.5 million in the prior year period. The revenue growth was primarily attributable to sustained growth in the Company’s retail and alternative sales channels for its core bottled business.

Gross profit as a percentage of revenue was 28.0% for the second quarter of 2022 compared to 31.3% in the year-ago period. The decrease in gross profit margin was primarily driven by the impacts of inflation, mostly driven by increased material and freight costs, and the overall impacts of product mix for the quarter.

Net loss for the second quarter of 2022 was $1.4 million, or $(0.02) per share, compared to a net income of $0.3 million, or $0.00 per share, in the second quarter of 2021. The increase in net loss was primarily attributable to the $1.2 million of operating expenses and development costs related to the Company’s strategic entry into the cannabis sector in the current quarter, combined with a one-time $334,500 benefit recorded in the prior year period in connection with the forgiveness of a loan previously granted to the Company under the Payment Protection Program (PPP).

Adjusted EBITDA1 in the second quarter of 2022 was $(1.1) million compared to $0.4 million the prior year period. The decline was primarily driven by the aforementioned increase in operating expenses associated with the Company’s strategic entry into the cannabis sector and the aforementioned one-time benefit in the prior year period associated with the forgiveness of a loan previously granted to the Company under the PPP.

At June 30, 2022, cash and cash equivalents totaled $9.3 million compared to $4.7 million at December 31, 2021. As of June 30, 2022, all convertible debentures have been converted and the Company does not have any substantial debt.

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1 Adjusted EBITDA is defined as net income (loss) from operations before interest expense, interest income, taxes, depreciation, amortization and stock-based compensation and is a non-GAAP measure (reconciliation provided below).

Conference Call

Jones Soda will hold a conference call today at 4:30 p.m. Eastern time to discuss its results for the second quarter ended June 30, 2022.

Date: Thursday, August 4, 2022
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-877-545-0523
International dial-in number: 1-973-528-0016
Conference ID: 429299

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.jonessoda.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through August 18, 2022.

Toll-free replay number: 1-877-481-4010
International replay number: 1-919-882-2331
Replay ID: 46142

Presentation of Non-GAAP Information

This press release contains disclosure of the Company's Adjusted EBITDA, which is not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense and income, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss under “Non-GAAP Reconciliation” at the end of this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to the Company’s GAAP financial measures. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The Company believe that Adjusted EBITDA provides useful information to investors about the Company's results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which we evaluate the Company's performance. These adjustments to the Company's GAAP results are made with the intent of providing a more complete understanding of the Company's underlying operational results and to provide supplemental information regarding our current ability to generate cash flow. This non-GAAP financial measure is not intended to be considered in isolation or as a replacement for, or superior to Net Loss as an indicator of the Company's operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.

Jones Soda Co.® (CSE: JSDA, OTCQB: JSDA) is a leading craft soda manufacturer with a growing line of cannabis products. The Company markets and distributes premium craft sodas under the Jones® Soda and Lemoncocco® brands, and a variety of cannabis products under the Mary Jones brand. Jones' mainstream soda line is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. The Company is headquartered in Seattle, Washington. For more information, visit www.jonessoda.com, www.myjones.com, www.drinklemoncocco.com or www.MaryJonesCannabis.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results, including its financial condition and results of operations, include, among others: its ability to successfully execute on its growth strategies and operating plans for the future; the Company’s ability to continue to effectively utilize the proceeds from its recent financings, including its recent debenture financings, and from the Company’s recently completed plan of arrangement; the Company’s ability to execute its plans to develop and market THC/CBD-infused and/or cannabis-infused beverages and edibles, and comply with the laws and regulations governing cannabis, hemp or related products, and the timing and costs of the development of these new product lines; the Company’s ability to manage operating expenses and generate sufficient cash flow from operations; the Company’s ability to create and maintain brand name recognition and acceptance of its products; the Company’s ability to adapt and execute its marketing strategies, especially in light of the restrictions caused by the COVID-19 pandemic; the Company’s ability to compete successfully against much larger, well-funded, established companies currently operating in the beverage industry generally and in the craft beverage segment specifically; the Company’s ability to respond to changes in the consumer beverage marketplace, including potential reduced consumer demand due to health concerns (including obesity) and legislative initiatives against sweetened beverages (including the imposition of taxes); its ability to develop and launch new products and to maintain brand image and product quality; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage inventory levels and maintain relationships with manufacturers of its products; its ability to maintain a consistent and cost-effective supply of raw materials and flavors and manage the impact of the COVID-19 pandemic and other factors on its supply chain; its ability to attract, retain and motivate key personnel; its ability to protect its intellectual property; the impact of future litigation and the Company’s ability to comply with applicable regulations; its ability to maintain an effective information technology infrastructure, fluctuations in freight and fuel costs; the impact of currency rate fluctuations; its ability to access the capital markets for any future equity financing and to manage the impact that the COVID-19 pandemic may have on the Company’s ability to access capital; the Company’s ability to maintain disclosure controls and procedures and internal control over financial reporting; dilutive and other adverse effects from future potential securities issuances; and any actual or perceived limitations by being traded on the OTCQB Marketplace in the United States and the Canadian Securities Exchange in Canada. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (“SEC”) on March 14, 2022 and in the other reports filed with the SEC since that date. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Company Contact:

Mark Murray
President and CEO
1-206-624-3357

Investor Relations Contact

Cody Cree
Gateway Group, Inc.
1-949-574-3860
JSDA@gatewayir.com

JONES SODA CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)

Revenue	$6,015	$4,458	$10,538	$7,315
Cost of goods sold	4,328	3,064	7,614	5,153
Gross profit	1,687	1,394	2,924	2,162
Gross profit %	28.0%	31.3%	27.7%	29.6%

Operating expenses:
Selling and marketing	1,076	710	2,219	1,371
General and administrative	1,882	675	3,404	1,431
	2,958	1,385	5,623	2,802
Income (loss) from operations	(1,271)	9	(2,699)	(640)
Interest income	2	1	4	2
Interest expense	(146)	(24)	(377)	(84)
Other income (expense), net	(11)	335	(11)	328
Income (loss) before income taxes	(1,426)	321	(3,083)	(394)
Income tax expense, net	(9)	(12)	(16)	(16)
Net income (loss)	$(1,435)	$309	$(3,099)	$(410)

Net income (loss) per share - basic and diluted	$(0.02)	$-	$(0.04)	$(0.01)
Weighted average common shares outstanding - basic and diluted	95,303,482	64,550,554	87,539,631	63,857,185

JONES SODA CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

	June 30, 2022	December 31, 2021
ASSETS	(In thousands, except share data)
Current assets:
Cash and cash equivalents	$9,285	$4,667
Accounts receivable, net of allowance of $119 and $114	4,071	2,662
Inventory	2,833	1,923
Prepaid expenses and other current assets	944	358
Total current assets	17,133	9,610
Fixed assets, net of accumulated depreciation of $390 and $627	216	238
Right of use lease asset	310	365
Other assets	8	33
Total assets	$17,667	$10,246
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,619	$1,239
Accrued expenses	1,529	1,544
Lease liability, current portion	114	109
Taxes payable	14	8
Current portion of convertible subordinated notes payable, net	-	92
Current portion of accrued interest expense	-	55
2022 Financing Proceeds Received, Net of Closing Costs	-	538
Total current liabilities	3,276	3,585
Net convertible subordinated notes payable, net of current portion	-	1,778
Lease liability, net of current portion	208	266
Total liabilities	3,484	5,629
Shareholders’ equity:
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 98,393,135 shares and 67,840,941 shares, respectively	88,703	76,017
Accumulated other comprehensive income	375	396
Accumulated deficit	(74,895)	(71,796)
Total shareholders’ equity	14,183	4,617
Total liabilities and shareholders’ equity	$17,667	$10,246

JONES SODA CO.
NON-GAAP RECONCILIATION
(Unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
GAAP net income (loss)	$(1,435)	$309	$(3,099)	$(410)
Stock based compensation	117	28	386	81
Interest income	(2)	(1)	(4)	(2)
Interest expense	146	24	377	84
Income tax expense, net	9	12	16	16
Depreciation and Amortization	18	23	34	48
Non-GAAP Adjusted EBITDA	$(1,147)	$395	$(2,290)	$(183)